EXHIBIT 99.4
DEAN FOODS COMPANY
     Computation of Ratio of Earnings to Fixed Charges for the Years Ended December 31, 2004, 2003, 2002, 2001 and 2000.

	Year Ended December 31
	2004	2003	2002	2001	2000
Income from continuing operations before income taxes	$388,871	$449,098	$295,564	$206,145	$237,483
Fixed charges:
Interest expense	166,287	173,945	188,990	96,549	107,075
Portion of rentals (33%)	40,559	37,590	38,891	28,967	22,183
Capitalized interest	3,280	3,269	1,467	3,211	3,515

Total fixed charges	210,126	214,804	229,348	128,727	132,773

Income from continuing operations before income taxes and fixed charges less capitalized interest and equity in earnings of unconsolidated affiliates	$595,717	$660,389	$531,344	$355,281	$355,288

Ratio of income to fixed charges	2.84	3.07	2.32	2.76	2.68